Exhibit 99.1

For more information, contact:
Timothy Rogers
Chief Financial Officer
Technology Solutions Company
312.228.4500
timothy_rogers@techsol.com

Technology Solutions Company Announces Date of
2008 Annual Meeting and Deadlines for Submitting
Stockholder Proposals

CHICAGO, June 18, 2008 — Technology Solutions Company (TSC) (Nasdaq: TSCC), a business solutions company, today, announced that it currently plans to hold its 2008 Annual Meeting of Stockholders, on August 12, 2008 at 8:15 a.m., Central time, at its offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603. Stockholders of record as of the close of business on June 11, 2008 are entitled to notice of and vote at the 2008 Annual Meeting.

Rule 14a-8 Stockholder Proposal Deadline
The 2008 Annual Meeting date constitutes a change of more than 30 days from the anniversary of the Company’s 2007 Annual Meeting of Stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the Company had extended the deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2008 Annual Meeting. The deadline for delivering stockholder proposals to the Company was the close of business on March 12, 2008. Such proposals were to be delivered to: Technology Solutions Company, 55 E. Monroe Street, Suite 2600, Chicago, Illinois 60603, Attention: Timothy Rogers. The Company recommended that such proposals be sent by certified mail, return receipt requested. Such proposals also needed to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Bylaws Advance Notice Deadline
In accordance with the requirement for advance notice set forth in the Company’s bylaws, in order for a stockholder proposal to be submitted outside of Rule 14a-8 or a director nomination to be considered timely, such proposal or nomination must be received by the Company at the address noted above by the close of business on June 28, 2008. Such proposals must comply with Article I, Section 1.11 of the Company’s bylaws.

About Technology Solutions Company

Technology Solutions Company (TSC) is a leading business solutions company that partners with clients to expose and leverage opportunities that create, measure and sustain the delivery of value to their customers.  Our outside-in, fact-based approach quantifies value through the eyes of our client’s customers, unleashing the potential for profit and growth. TSC serves the healthcare and manufacturing industries through tailored business solutions that deliver extraordinarily rapid and guaranteed results.  For more information, please visit: www.techsol.com.

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